UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 8, 2015

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3000 GSK Drive, Moon Township, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2015, Calgon Carbon Corporation (the “Company”) and Richard D. Rose, Senior Vice President, General Counsel and Secretary of the Company, entered into that certain Confidential Separation and General Release Agreement (the “Agreement”), which delineates the terms of Mr. Rose’s separation from the Company effective September 30, 2015 (the “Effective Date”).  The Agreement provides that Mr. Rose will receive a lump sum payment in the amount of $261,777.08, less required withholding and deductions together with accrued salary and vacation pay earned through the Effective Date. The Company also agrees to pay Mr. Rose’s paid portion of continued health coverage until the earlier of (i) the end of the 12th month following the Resignation Date (as defined in the Agreement), or (ii) the day on which Mr. Rose becomes eligible to obtain medical coverage from another source.  If a Short Term Incentive payment for the fiscal year 2015 is made by the Company, the Company agrees to pay Mr. Rose an amount equal to 75% of such STI payment less any component related to the Individual Goal portion.  Pursuant to the Agreement, Mr. Rose releases the Company from claims and causes of action as of the date of the Agreement, reaffirms his obligations of confidentiality, non-compete and related covenants.

The foregoing description of the Agreement is qualified in its entirety by reference to the full and complete copy of the Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

 (d)Exhibits.  The following exhibit is being filed pursuant to Item 601 of Regulation S-K to this Form 8-K:

Exhibit No.	Description
10.1	Confidential Separation and General Release Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION
(Registrant)

Date: September 11, 2015	/s/ Randall S. Dearth
(Signature)
Randall S. Dearth
Chairman, Chief Executive Officer and President